EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 U.S.A.

Tel. 804.289.9600 Fax 804.289.9770

Contact:        FOR IMMEDIATE RELEASE
Investor Relations and Corporate Communications
804.289.9709

Brink’s Announces Management Changes

RICHMOND, Va., July 14, 2016 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced that Ronald J. Domanico has joined the company as chief financial officer (CFO). Domanico replaces Joseph W. Dziedzic, who served as CFO since 2009 and will remain at the company until September 30. Brink’s also announced that Rohan Pal has joined the company as chief information officer and chief digital officer (CIO and CDO).

Doug Pertz, president and chief executive officer, said: “I’m pleased that Ron and Rohan have joined our leadership team. I’ve worked extensively with each of these proven executives, and look forward to working with them again to improve operating performance and drive shareholder value at Brink’s.

“On behalf of our board of directors and all of our employees, I thank Joe for his strong leadership throughout a challenging period at our company. Joe’s departure was mutually agreed upon, and we’re pleased that he will remain at Brink’s to ensure a smooth transition in this critical role.”

Dziedzic said: "I'm proud to be part of the Brink's legacy, and value the many relationships I’ve developed with employees, customers and investors around the world.  I'm confident Brink's will excel under Doug's leadership, and wish him and his team all the best."

Before joining Brink’s, Domanico served as senior vice president, strategic initiatives and capital markets at Recall Holdings Limited, a global provider of digital and physical information management and security services. From 2010 to 2014, he was senior vice president and CFO for HD Supply, one of the largest industrial distributors in North America. Following its 2007 spinoff from Home Depot, he led HD Supply to become a NASDAQ-listed company with revenue of approximately $9 billion. From 2002 to 2009, he was senior vice president, CFO and a board member at Caraustar Industries, an integrated manufacturer of recycled paperboard and paperboard products. Prior to joining Caraustar, he served in a variety of international financial leadership roles at AHL Services, Nabisco and Kraft. Domanico, 58, earned his M.B.A. and a B.S. in management science from the University of Illinois.

Upon joining Brink’s today, Domanico purchased $500,000 worth of common stock from the company.

Prior to joining Brink’s, Pal served as senior vice president and CIO at Recall Holdings. From 2008 to 2013, he was CIO and chief operations officer for Tyco Fire Products. From 2004 to 2008, he was vice president of financial systems, operations and multisourcing for HD Supply, and managing director for Home Depot’s India operations. Before joining Home Depot, he held a variety of positions of increasing responsibility at several companies including Accenture and Deloitte & Touche Consulting. Pal, 50, holds an M.S. degree in Supply Chain Strategy from the Georgia Institute of Technology, an M.B.A. from Dartmouth College, an M.S. in Computer Engineering from St. Mary’s University, and B.S. in Computer Science from Trinity University.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services. For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

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